EXHIBIT 99.1

For further information, contact:

Dr. Paul D’Sylva

CEO

Phone: 858-699-0298

Fax: 858-550-4074

Commonwealth Biotechnologies, Inc. Reports Financial Results

Through June, 2007:

Revenue of $2.8M, 58% Increase over 2006.

Net Income increased to $0.1M.

RICHMOND, VA (August 22, 2007) - Commonwealth Biotechnologies, Inc (NASDAQ: CBTE) today announced results for its second quarter and year to date ended June 30, 2007.

Statement of Operations

For the Quarter and Year to Date

June 30, 2007 and 2006

	2nd Qtr 6/30/07	2nd Qtr 6/30/06	6 Months 6/30/07	6 Months 6/30/06
Total Revenue	$2,805	$1,774	$4,796	$3,687
Cost of Revenue	$2,253	$1,256	$3,827	$2,802

Gross Profit	$552	$518	$969	$885

Operating Expenses
Sales, General and Admin.	$1,319	$505	$2,068	$1,048

Operating Income/(loss)	($767)	$13	($1,099)	($163)

Add’l income/expense items	($13)	$25	($11)	$48
Earnings (loss) before interest and extraordinary gain	($780)	$38	($1,110)	($115)
Interest Expense	($115)	($76)	($187)	($150)
Earnings Before Tax	($895)	($38)	($1,297)	($265)
Extraordinary Gain Purchase of TDR	$989	$0	$989	$0

Net Income/(loss)	$94	($38)	($308)	($265)

EPS before extraordinary gain	-0.16	-0.01	-0.27	-0.08
EPS after extraordinary gain	0.02	-0.01	-0.06	-0.08

Revenues for the 2nd Quarter ended June 30, 2007 were $2.8 million, an increase of 58 percent over the $1.7 million in 2006. Net income for the second quarter increased from the 2006 second quarter to $0.1M after including an extraordinary gain of $0.99M, resulting from the purchase of Tripos Discover Research.

The second quarter results reflect the first full quarter contribution’s of Mimotopes Pty Ltd to the Company’s financial performance since it was acquired by CBTE in February, 2007. The results for Tripos Discovery Research Ltd, which was acquired by CBTE on June 6, 2007 has been included in the second quarter since the acquisition date.

“The commitment to growth, integration, and the rigorous management of operating costs over the last five months is delivering results,” said Paul D’Sylva, Chief Executive Officer of CBTE. “Going forward, the integrated portfolio of businesses we have built around drug discovery services makes us well positioned to capitalize on the growth trends in the global R&D outsourcing industry.”

About CBI

The CBI group offers cutting-edge R&D products and services to the global life sciences industry. CBI now operates four distinct business units: (1) CBI Services, a discovery phase contract research organization with a major emphasis in biodefense contracting; (2) Fairfax Identity Laboratories, a DNA reference business; (3) Mimotopes Pty, Ltd., Melbourne, Australia, a peptide and discovery chemistry business; and (4) Tripos Discovery Research, Ltd., Bude, UK, a medicinal and synthetic discovery chemistry business. Collectively, CBI companies employ over 140 staff in world-class laboratories. For more information, visit CBI on the web at www.cbi-biotech.com.

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that:

•	CBI will receive all fees anticipated under existing contracts;

•	Adverse economic conditions will not result in the cancellation of future requests for proposals;

•	CBI will successfully acquire new private sector projects;

•	CBI will recognize all revenues attributable to uncompleted projects;

•	CBI’s customers will not terminate or delay their contracts prior to their completion; and

•	CBI will see positive trends in financial performance.

A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities could alter these trends referenced herein. CBI undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.